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                                                                 Exhibit 10.53

April 18, 1997

Anil Singhal, Ph.D.
7025 177th St. S-W
Edmonds
Washington 98026

Dear Anil:

I am pleased to extend to you a formal offer to join Xytronyx, Inc. as Vice President, Research & Development reporting to me upon the following terms and conditions:

Start Date: On a part-time basis from April 21, 1997 and on full-time basis from May 5, 1997.

Salary:     A base salary of $5,625 paid semi-monthly ($135,000 per year).

Bonus:      You will be eligible for a bonus on a pro-rata basis for 1997 and on an annual basis thereafter. The amount of bonus is based on corporate financial performance and achievement of personal goals. The target for your position is 25% of base salary.

Starting Bonus: You will be eligible for a starting bonus of $10,000 payable within 30 days of joining the company.

Stock Options:   You will be granted an option to purchase 100,000 shares of
Xytronyx Common Stock effective on April 21, 1997 and at the market price as of that date. These options will be exercisable in accordance with the provisions of our Stock Option Plan and the Stock Option Agreement. (Details will be provided under separate cover.) You will be eligible for additional Stock Option grants on an annual basis starting in 1998 at the discretion of the Board of Directors. You will be granted an option to purchase an additional 50,000 shares of Xytronyx Common Stock effective on April 21, 1997 and at the market price as of that date.These options will be exercisable only upon the achievement of significant goals to be agreed upon within 90 days of your start date.

Health Insurance: You will be eligible to participate in the Xytronyx Inc. health and dental plan commencing May 1, 1997.



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                                                                 Exhibit 10.53

AS-HLS
Employment letter
April 18, 1997
Page 2


Vacation:     You will be eligible for four weeks of vacation per calendar year.

Relocation:   In the event that the Company requires you to relocate from your home in Seattle, you will be eligible to receive reimbursement for reasonable costs incurred in connection with such relocation including the financing costs incidental to the acquisition of the new home.

The foregoing offer of employment shall be conditional upon your execution of the Company's employee confidentiality, proprietary information and non-competition agreement.

Anil, I am very excited about your decision to join us at Xytronyx at what promises to be a challenging and rewarding time for us all. Please indicate your acceptance of this offer of employment by signing the attached copy and returning it to me.

Sincerely,




H. Laurence Shaw, M.D.
Chairman
President & Chief Executive Officer




Agreed and Accepted




A. Singhal, Ph.D.                                          Date: